Exhibit 23.3

RP® FINANCIAL, LC.

Financial Services Industry Consultants

March 14, 2005

Board of Directors

BankFinancial, MHC, Inc.

BankFinancial Corporation

BankFinancial, F.S.B.

15W060 North Frontage Road

Burr Ridge, Illinois 60527

Members of the Board of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion of BankFinancial MHC, Inc., and any amendments thereto, and in the Registration Statement on Form S-1 of BankFinancial Corporation, and any amendments thereto. We also hereby consent to the inclusion of, summary of and references to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of BankFinancial Corporation.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com